EXHIBIT 99.1

Skkynet Appoints John Adiletta to Board of Directors

Mississauga, Ontario, October 16, 2014 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTC.BB:SKKY), a global leader in real-time cloud information systems, is pleased to announce the appointment of Mr. John Adiletta to the Board of Directors effective October 6, 2014.

Mr. Adiletta brings a wealth of experience to his role as Skkynet’s newest member of the Board of Directors and Audit Committee. Since 2004, Mr. Adiletta has been Chairman, President and Chief Executive Officer of Somerset International Group, a U.S. holding company that acquires security-related products and services. As principal of PCS Management Group since its founding in 1993, Mr. Adiletta has hands on experience in mergers and acquisitions as they pertain to telecommunications, data carriers and related suppliers. He has also served on boards of directors for technology companies in various capacities including the audit committee and corporate governance committee.

Paul Thomas, President of Skkynet, stated, “We are very pleased to welcome John to our team. His technology background combined with his business acumen in operations, finance and mergers and acquisitions make him an ideal addition to Skkynet as we continue to build upon our success that has earned us the 2014 M2M Platform Award. Skkynet has been on the cutting edge in creating a platform enabling businesses of every size to locally and remotely manage their operations in real time within a secure end-to-end cloud environment.”

More information on Skkynet’s Board of Directors and Advisory Board can be found online at skkynet.com/directors/.

About Skkynet Cloud Systems, Inc.:

Skkynet Cloud Systems, Inc., through its wholly owned subsidiary Cogent Real-Time Systems Inc., is a leading developer of DataHub® and VINE™ software, Secure Cloud Service™ and related systems and facilities for collecting, processing and distributing real-time information over networks. This capability allows our clients to both locally and remotely manage, supervise and control industrial processes, embedded devices and financial information systems. Through their web-based assets, WebView™ enables data connectivity and visualization over the cloud, providing clients and their customers the necessary ability and tools to observe and interact with these processes and services in real time, empowering them to fully control their systems and analyze their data. DataHub® and WebView™ are trademarks used under license.

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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Contact:

Crescendo Communications, LLC

Phone: (212) 671-1020

Email: skky@crescendo-ir.com

or

Skkynet Cloud Systems, Inc.

Paul E. Thomas, President

Phone: (888) 628-2028

Fax: (888) 705-5366

Web: http://skkynet.com

Email: ir@skkynet.com